Exhibit 10.2

AGREEMENT AND GENERAL RELEASE

Travelport Limited (“Travelport”) and Travelport, LP (collectively, the “Company”) and Mark Ryan (hereinafter collectively with his heirs, executors, administrators, successors and assigns, “EXECUTIVE”), mutually desire to enter into this Agreement and General Release (“Agreement”) and agree that:

The terms of this Agreement are the products of mutual negotiation and compromise between EXECUTIVE and the Company; and

The meaning, effect and terms of this Agreement have been fully explained to EXECUTIVE; and

EXECUTIVE is hereby advised, in writing, by the Company that he should consult with an attorney prior to executing this Agreement; and

EXECUTIVE is being afforded twenty-one (21) days from the date of this Agreement to consider the meaning and effect of this Agreement, and if this Agreement is executed more than twenty-one (21) days after the date of this Agreement, it shall be null and void; and

EXECUTIVE understands that he may revoke the general release of claims contained in paragraph 4 of this Agreement (the “General Release of Claims”) for a period of seven (7) calendar days following the day he executes this Agreement, and the General Release of Claims shall not become effective or enforceable until the revocation period has expired, and no revocation has occurred (the “Effective Date”). Any revocation within this period must be submitted, in writing, pursuant to the notice provision set forth in the Employment Agreement (as defined below) and state, “I hereby revoke my acceptance of the General Release of Claims.” Said revocation must be personally delivered or mailed pursuant to the notice provision in the Employment Agreement and postmarked within seven (7) calendar days of execution of this Agreement. In the event of a revocation of the General Release of Claims, the remainder of this Agreement shall remain in full force and effect; and

EXECUTIVE has carefully considered other alternatives to executing this Agreement.

THEREFORE, EXECUTIVE and the Company, for the full and sufficient consideration set forth below, agree as follows:

1. EXECUTIVE’s employment shall be terminated effective on the Last Day of Employment, as defined in the attached Personal Statement of Termination Benefits. Following his Last Day of Employment, other than as set forth below or in the attached Personal Statement of Termination Benefits (which are provided pursuant to the December 16, 2011 Employment Agreement between Travelport, LP and EXECUTIVE, as amended in the December 3, 2012 Letter Agreement (collectively, the “Employment Agreement”) pursuant to the terms set forth therein), EXECUTIVE shall not be eligible for any other payments from the Company.

2. In full satisfaction of the Company’s obligations under Section 7(c)(iii) of the Employment Agreement, the Company agrees to provide EXECUTIVE with the benefits set

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forth in the attached Personal Statement of Termination Benefits under the captions “Accrued Rights”, “Severance Pay”, 2013 LTMIP and “Severance Benefits”. The Severance Pay, 2013 LTMIP and Severance Benefits are subject to EXECUTIVE’s continued compliance with the provisions of Section 8 and 9 of the Employment Agreement. EXECUTIVE understands and agrees that he would not receive the Severance Pay, 2013 LMTIP and Severance Benefits, except for his execution of this Agreement and the fulfillment of the promises contained herein, and that such consideration is greater than any amount to which he would otherwise be entitled as an employee of the Company.

3. Except as set forth in Section 8(b) of the Employment Agreement, the Company will also provide EXECUTIVE with a neutral reference to any entity other than the Released Parties. Upon inquiry to the Human Resources department, prospective employers (other than the Released Parties) will be advised only as to the dates of EXECUTIVE’s employment and his most recent job title. Last salary will be provided if EXECUTIVE has provided a written release for the same.

4. Except as otherwise expressly provided by this Agreement or the right to enforce the terms of this Agreement, EXECUTIVE, of his own free will knowingly and voluntarily releases and forever discharges the Company, their current and former parents, and their shareholders, affiliates (including without limitation Orbitz Worldwide, Inc. and its subsidiaries), subsidiaries, divisions, predecessors, successors and assigns and the employees, officers, directors, advisors and agents thereof (collectively referred to throughout this Agreement as the “Released Parties”, or a “Released Party”) from any and all actions or causes of action, suits, claims, charges, complaints, promises demands and contracts (whether oral or written, express or implied from any source), or any nature whatsoever, known or unknown, suspected or unsuspected, which against the Released Parties EXECUTIVE or EXECUTIVE’s heirs, executors, administrators, successors or assigns ever had, now have or hereafter can shall or may have by reason of any matter, cause or thing whatsoever arising any time prior to the time EXECUTIVE executes this Agreement, including, but not limited to:

a.

any and all matters arising out of EXECUTIVE’s employment by the Company or any of the Released Parties and the termination of that employment, and that includes but is not limited to any claims for salary, allegedly unpaid wages, bonuses (including without limitation for 2013 and 2014), commissions, retention pay, severance pay, vacation pay, or any alleged violation of the National Labor Relations Act, any claims for discrimination of any kind under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the

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United States Code, any claims under the Employee Retirement Income Security Act of 1974 (except for benefits that are or become vested on or prior to the Last Day of Employment, which are not affected by this Agreement, including without limitation any benefits under the 401(k) Plan (as defined in the attached Personal Statement of Termination Benefits, which the Company acknowledges are fully vested and are subject to the terms of such 401(k) Plan and applicable law), the Americans With Disabilities Act of 1990, the Fair Labor Standards Act (to the extent such claims can be released), the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Federal Family and Medical Leave Act (to the extent such claims can be released); and

b.	Georgia Fair Employment Practices; Georgia Equal Pay Act (Sex Discrimination in Employment); Georgia Age Discrimination in Employment; Georgia Equal Employment or Persons with Disabilities Code; Wage Payment and Work Hour Laws; HIV/AIDS Confidentiality; City of Atlanta Anti-Discrimination Ordinance, Chapter 94, Article 5, Section 94-112; and

c.	any other federal, state or local civil or human rights law, or any other alleged violation of any local, state or federal law, regulation or ordinance, and/or public policy, implied or expressed contract, fraud, negligence, estoppel, defamation, infliction of emotional distress or other tort or common-law claim having any bearing whatsoever on the terms and conditions and/or termination of his employment with the Company including, but not limited to, any statutes or claims providing for the award of costs, fees, or other expenses, including reasonable attorneys’ fees, incurred in these matters.

In addition, you agree to execute, return and not revoke a second Agreement and General Release in substantially the same form as this Agreement (the “Second Agreement”) on or after the Last Day of Employment.

Notwithstanding the foregoing release of claims in this paragraph of this Agreement (“General Release of Claims”):

d. Nothing in the release of claims in this paragraph shall impact EXECUTIVE’s Class A-2 Interests in TDS Investor (Cayman) L.P., which remain subject to the TDS Investor (Cayman) L.P. 2006 Interest Plan, as amended and/or restated from time to time; the TDS Investor (Cayman) L.P. Agreement of Exempted Limited Partnership, as amended and/or restated from time to time; and the applicable Management Equity Award Agreements.

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e. Nothing in this release of claims in this paragraph shall impact EXECUTIVE’s shares in Travelport Worldwide Limited, which remain subject to the applicable plan document and Management Equity Award Agreements.

f. EXECUTIVE has a right to indemnification and advancement from and by the Company, to the extent in existence as of the date hereof pursuant to the Company’s by-laws, and such right to indemnification and advancement shall survive the termination of his employment in accordance with such by-laws and applicable law. By way of example, if EXECUTIVE is sued as a result of an authorized action he took as an employee or officer of the Company or any of its affiliates, the Company will advance to EXECUTIVE such sums as are necessary to defend such action (including reasonable retainers, attorneys fees, costs and expenses) as they become due and owing, and will indemnify EXECUTIVE for any judgment entered against him or reasonable settlement of the litigation.

g. The Company represents that it had Directors & Officers (“D&O”) insurance coverage, including “tail coverage”, during EXECUTIVE’s employment with the Company, and while he served as an officer for Travelport Worldwide Limited and its subsidiaries, EXECUTIVE was covered under such D&O coverage for the period he served as an officer. EXECUTIVE shall continue to be entitled to the benefits of such coverage with respect to his services performed through the Last Day of Employment, subject to the applicable terms of the applicable policies. The D&O coverage provided by the Company will continue after the termination of EXECUTIVE’s employment and status as an officer, and the Company presently intends to continue such coverage indefinitely at existing levels.

5. EXECUTIVE also acknowledges that he does not have any current charge, claim or lawsuit against one or more of the Released Parties pending before any local, state or federal agency or court regarding his employment and his separation from employment. EXECUTIVE understands that nothing in this Agreement prevents him from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or any other federal, state or local agency charged with the enforcement of any employment or labor laws, although by signing this Agreement EXECUTIVE is giving up any right to monetary recovery that is based on any of the claims he has released. EXECUTIVE also understands that if he files such a charge or complaint, he has, as part of this Agreement, waived the right to receive any remuneration beyond what EXECUTIVE has received in this Agreement.

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6. EXECUTIVE shall not seek or be entitled to any personal recovery, in any action or proceeding that may be commenced on EXECUTIVE’s behalf in any way arising out of or relating to the matters released under this Agreement.

7. EXECUTIVE represents that he has not and agrees that he will not in any way disparage the Company or any Released Party, their current and former officers, directors and employees, or make or solicit any comments, statements, or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of any of the aforementioned parties or entities. Following the full execution of and the Effective Date of this Agreement (and the Second Agreement), the Company will direct the then-current members of the Travelport Senior Leadership Team (the “SLT”) not to disparage EXECUTIVE and remind the SLT of the Company’s neutral reference policy; provided, however, that the Company’s obligation under this paragraph shall not be ongoing and will be fulfilled once the Company directs the SLT not to disparage EXECUTIVE and reminds them of the Company’s neutral reference policy.

8. EXECUTIVE understands that if this Agreement were not signed, he would have the right to voluntarily assist other individuals or entities in bringing claims against Released Parties. EXECUTIVE hereby waives that right and agrees that he will not provide any such assistance other than assistance in an investigation or proceeding conducted by the United States Equal Employment Opportunity Commission or other federal, state or local agency, or pursuant to a valid subpoena or court order. EXECUTIVE agrees that if such a request for assistance if by any agency of the federal, state or local government, or pursuant to a valid subpoena or court order, he shall advise the Company in writing of such a request no later than three (3) days after receipt of such request.

9. EXECUTIVE acknowledges and confirms that he has returned all Company property to the Company, including his identification card, and computer hardware and software, all paper or computer based files, business documents, and/or other records as well as all copies thereof, credit cards, keys and any other Company supplies or equipment in his possession. Finally, any amounts owed to the Company have been paid.

10. This Agreement is made in the State of Georgia and shall be interpreted under the laws of said State, without regard to conflicts of laws principles thereof. Its language shall be construed as a whole, according to its fair meaning, and not strictly for or against either party. Should any provision of this Agreement be declared illegal or unenforceable by any court or arbitrator of competent jurisdiction and cannot be modified to be enforceable, including the General Release of Claims (as defined herein), such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. However, if as a result of any action initiated by EXECUTIVE, any portion of the General Release of Claims (as

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defined herein) were ruled to be unenforceable for any reason, EXECUTIVE shall return consideration equal to the Severance Pay, 2013 LTMIP and Severance Benefits provided to EXECUTIVE under this Agreement.

11. EXECUTIVE agrees that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind, all of which the Company denies.

12. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

13. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties other than the Employment Agreement and the Management Equity Award Agreements (including without limitation the post-employment restrictive covenants contained in the Employment Agreement and the Management Equity Award Agreements), which agreements shall continue to apply in accordance with their respective terms, except to the extent otherwise specifically provided herein. For the avoidance of doubt, Section 11(o) (“Arbitration”) of the Employment Agreement shall continue to apply to disputes between the parties under the Employment Agreement, and shall apply to any disputes under this Agreement as well, subject to the exclusion set forth in Section 11(o) of the Employment Agreement regarding the enforcement of post-employment restrictive covenants pursuant to Section 10 of the Employment Agreement.

14. EXECUTIVE agrees to cooperate with and, consistent with his other employment obligations, to make himself reasonably available to Travelport and its Chief Legal Officer (or comparable position within Travelport), as the Travelport may reasonably request, to assist it in any matter regarding Travelport or its affiliates, subsidiaries, and predecessors, including giving truthful testimony in any potential or filed litigation, arbitration, mediation or similar proceeding litigation involving Travelport and its affiliates, subsidiaries, and their predecessors, over which EXECUTIVE has knowledge or information. The Company will reimburse EXECUTIVE for any and all reasonable expenses reasonably incurred in connection with EXECUTIVE’s compliance with this paragraph.

15. In consideration for the Severance Pay, 2013 LTMIP and Severance Benefits being provided to EXECUTIVE pursuant to this Agreement, EXECUTIVE warrants and affirms to Travelport that he has at all times conducted himself as a fiduciary of, and with sole regard to that which is in best interests of, Travelport and its affiliates and their predecessors. He affirms that in conducting business for Travelport and their subsidiaries and affiliates and their

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predecessors, he has done so free from the influence of any conflicting personal or professional interests, without favor for or regard of personal considerations, and that he has not in any material respect violated the Travelport Code of Business Conduct & Ethics (the “Travelport Code”). Toward that end, EXECUTIVE understands that this affirmation is a material provision of this Agreement, and, should the Company reasonably determine that, during his employment with the Company, EXECUTIVE has engaged in material business practices inconsistent with the affirmation set forth herein then EXECUTIVE agrees that he shall have committed a material breach of this Agreement, and the Severance Pay, 2013 LTMIP and Severance Benefits provided to EXECUTIVE under this Agreement shall not have been earned. In that case, EXECUTIVE shall be liable for the return of consideration equal to such payments and benefits. A determination by the Company pursuant to this paragraph 15 shall not be reasonable if it is later invalidated by a final decision of an arbitrator or court of competent jurisdiction that is not the subject of appeal.

THE PARTIES HAVE READ AND FULLY CONSIDERED THIS AGREEMENT AND ARE MUTUALLY DESIROUS OF ENTERING INTO SUCH AGREEMENT. EXECUTIVE UNDERSTANDS THAT THIS DOCUMENT SETTLES, BARS AND WAIVES ANY AND ALL CLAIMS HE HAD OR MIGHT HAVE AGAINST THE COMPANY; AND HE ACKNOWLEDGES THAT HE IS NOT RELYING ON ANY OTHER REPRESENTATIONS, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT. HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN PARAGRAPH 2 ABOVE, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT. IF THIS DOCUMENT IS RETURNED EARLIER THAN 21 DAYS FROM THE LAST DATE OF EMPLOYMENT, THEN EXECUTIVE ADDITIONALLY ACKNOWLEDGES AND WARRANTS THAT HE HAS VOLUNTARILY AND KNOWINGLY WAIVED THE 21 DAY REVIEW PERIOD, AND THIS DECISION TO ACCEPT A SHORTENED PERIOD OF TIME IS NOT INDUCED BY THE COMPANY THROUGH FRAUD, MISREPRESENTATION, A THREAT TO WITHDRAW OR ALTER THE OFFER PRIOR TO THE EXPIRATION OF THE 21 DAYS, OR BY PROVIDING DIFFERENT TERMS TO EMPLOYEES WHO SIGN RELEASES PRIOR TO THE EXPIRATION OF SUCH TIME PERIOD.

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THEREFORE, the parties to this Agreement now voluntarily and knowingly execute this Agreement.

EXECUTIVE

/s/ Mark P. Ryan
Mark Ryan

Signed and sworn before me this 6th day of March 2014

/s/ Lee Folsom
Notary Public
TRAVELPORT, LP
By Travelport Holdings, LLC, as General Partner

	By:	/s/ Terry Conley
	Name:	Terry Conley
	Title:	Executive Vice President

Signed and sworn to before me this 6th day of March 2014

/s/ Lee Folsom
Notary Public
As to the Paragraph entitled “2013 LTMIP” in attached Personal Statement of Termination Benefits only:

TRAVELPORT LIMITED

	By:	/s/ Terry Conley
	Name:	Terry Conley
	Title:	Executive Vice President

Signed and sworn to before me this 6th day of March 2014

/s/ Lee Folsom
Notary Public

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PERSONAL STATEMENT OF TERMINATION BENEFITS

EXECUTIVE NAME:	Mark Ryan
(“you”, “your” or “EXECUTIVE”)

LAST DAY OF EMPLOYMENT:	April 18, 2014

TRANSITION

Subject to the terms of the Employment Agreement and this Agreement, you will remain employed by Travelport, LP as a full-time employee through your Last Day of Employment. From March 10, 2014 through the Last Day of Employment, you will be a special advisor to Terry Conley, Travelport’s EVP, Capability and Performance. Provided you remain employed by the Company through April 15, 2014, you will become vested in the 444,444 time-based restricted share units (“TRSUs”) that are eligible for vesting on April 15, 2014 pursuant to the May 22, 2013 Management Equity Award Agreement between you and Travelport Worldwide Limited and the Travelport Worldwide Limited 2013 Equity Incentive Plan.

ACCRUED RIGHTS:

As set forth as Section 7(c)(iii)(A) and Section 7(a)(iii)(A)-(C) of the Employment Agreement, you will receive the following basic benefits following the termination of your employment:

•	Base Salary through your Last Day of Employment;

•	Reimbursement of unreimbursed business expenses pursuant to Travelport policy; and

•	Employee Benefits pursuant to employee benefit plans of the Company through the Last Day of Employment.

SEVERANCE PAY (“Severance Pay”):

Pursuant to and subject to Section 7(c)(iii)(B) of the Employment Agreement, subject to the effectiveness of this Agreement and the Second Agreement, you will receive the following payments following the termination of your employment:

•	one (1) times the Base Salary (i.e. $400,000.00), to be paid in a lump sum as soon as reasonably practicable following the Effective Date of the Second Agreement;

•

a pro rata portion of any Annual Bonus at Target for the year of termination based upon the percentage of the fiscal year that shall have elapsed through the date of your termination of employment and for which you have not otherwise

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eligible for or received a bonus under Section 4 of the Employment Agreement, (i.e. $118,356.16), to be paid in a lump sum as soon as reasonably practicable following the Effective Date of the Second Agreement;

•	$300,000.00 as a bonus for 2013, to be paid in a lump sum as soon as reasonably practicable following the Effective Date of this Agreement;

•	$356,250.00 as full and final payment for the 2013 performance-based tranche and 2012-2013 time-based tranche of the 2012 Executive Long-Term Incentive Plan (the “2012 LTIP”), to be paid in a lump sum in good faith on March 7, 2014.

Subject to the effectiveness of this Agreement and the Second Agreement, all of the payments above in this Severance Pay section shall be made no later than sixty (60) days after the Last Day of Employment. For the avoidance of doubt, you will not be an employee of the Company with respect to any of post-termination payment and thus they will not be eligible for the benefits that employees are eligible to receive, including without limitation participation in the Travelport Employee Savings Plan (the “401(k) Plan”).

2013 LTMIP:

Subject to your execution, return and non-revocation of this Agreement and the Second Agreement within the time periods permitted therein, notwithstanding the fact that you will not be employed by the Company on June 1, 2014, you will remain eligible for the June 1, 2014 vesting and payment only (equaling $87,500.00) under the 2013 Long-Term Management Incentive Plan (the “2013 LTMIP”), subject to the remaining terms of the 2013 LTMIP Management Award Agreement.

SEVERANCE BENEFITS (“Severance Benefits”):

Pursuant to and subject to Section 7(c)(iii)(B) of the Employment Agreement, you will receive the following payments and benefits following the termination of your employment:

HEALTH AND WELFARE BENEFITS:

Continued participation for twelve (12) months (i.e. through April 30, 2015) at active employee rates; provided, however, that if you are eligible for another employer’s group health plan coverage prior to the end of this period, the Company shall not be responsible for any further payments; provided, further, however, that the Company may, in its sole discretion, provide you with a lump sum payment in lieu of providing a COBRA subsidy. This period shall run concurrently with COBRA, and after the end of this subsidy, you will be responsible for the full payment of any COBRA premiums through the remainder of your eligibility. To the extent that these benefits are taxable to you under

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Section 105(h) of the Internal Revenue Code or is subject to any other taxation or penalties under law, the Company will provide a gross-up to you to cover any taxes or other penalties due from you on such benefits.

FINANCIAL PLANNING BENEFITS:

Continued participation through Black Coral for twelve (12) months following your Last Day of Employment (i.e. through April 18, 2015). The Company shall gross-up any payments on such benefits that are taxable to you.

OUTPLACEMENT BENEFITS:

You will be provided with executive outplacement assistance through a mutually-agreed outplacement vendor, at a level consistent with Company policy. Details regarding this executive outplacement assistance will be provided to you under separate cover.

Unless otherwise defined herein, all capitalized terms set forth above shall have the meaning set forth in the Employment Agreement. In the event of Executive’s death or disability after the Last Day of Employment, Executive’s estate and beneficiaries, as applicable, shall receive the pay and benefits (or remaining portion thereof) the set forth in this Personal Statement of Termination Benefits, subject to Executive’s (or his estate’s) execution, delivery, and non-revocation of the Agreement (and the Second Agreement, if applicable) within the applicable time period(s).

POST-EMPLOYMENT RESTRICTIVE COVENANTS (as set forth in the Employment Agreement, Non-Competition Agreement, Non-Solicitation, Confidentiality and Intellectual Property Agreement, and Management Award Agreements, as applicable):

Non-competition:	One (1) or two (2) years from Last Day of Employment
Non-solicitation of clients and employees:	One (1) or two (2) years from Last Day of Employment
Confidential Information:	No time limit (except three years in Non-Solicitation, Confidentiality and Intellectual Property Agreement
Intellectual Property:	No time limit

For the avoidance of doubt, the term “affiliates” in the post-employment restrictive covenants in the Employment Agreement and your Management Award Agreements only include entities owned by The Blackstone Group to the extent such entities are engaged in the same businesses of Travelport Worldwide Limited and its subsidiaries as of the Last Day of Employment.

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March 5, 2014

EQUITY:

You will remain the owner of certain Class A-2 Interests, subject to the terms of the applicable Management Equity Award Agreements, the TDS Investor (Cayman) L.P. Agreement of Limited Partnership (as amended and/or restated from time to time), the TDS Investor (Cayman) Interest Plan (as amended and/or restated from time to time), and any other definitive documentation entered into by you and TDS Investor (Cayman) L.P. regarding your equity in TDS Investor (Cayman) L.P.

You will also remain owner of certain shares issued under the Travelport Worldwide Limited 2011 Equity Plan and Travelport Worldwide Limited 2013 Equity Plan, subject to the terms of the applicable Management Equity Award Agreements, the applicable equity plan (as amended and/or restated from time to time).

TAX ISSUES:

As set forth in Section 11(g) of the Employment Agreement, this Personal Statement of Termination Benefits is intended to comply with the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) and regulations promulgated thereunder. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments under this Agreement shall not be subject to an excise tax under Section 409A. Notwithstanding anything contained in this Agreement to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees”, any payment on account of your separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until no later than the first full pay period following the first business day of the seventh month following your separation from service. In addition, notwithstanding anything contained herein to the contrary, you shall not be considered to have terminated employment with the Company for purposes of causing any amount due under this Agreement to be made unless you would be considered to have incurred a “termination of employment” from the Company and its affiliates within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii). For purposes of the Employment Agreement and this Personal Statement of Termination Benefits, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code. All amounts provided above will be subject to applicable taxes, deductions and withholding.